Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-142732, 333-179290, 333-180887 and 333-210907 on Forms S-8, Registration Statement No. 333-199159 on Form S-3ASR, and Registration Statement No. 333-214566 on Form S-4 of our reports dated January 20, 2017 relating to the financial statements and financial statement schedule of Lennar Corporation, and the effectiveness of Lennar Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Lennar Corporation for the year ended November 30, 2016.

/s/ Deloitte & Touche LLP

Miami, Florida
January 20, 2017